Exhibit 99.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) private and confidential. Information that has been omitted from the exhibit are indicated with brackets.

From: Tim Nixdorff <[*****]>

Sent: Thursday, June 11, 2026

To: Max Gottschalk <[*****]>

Cc: Jane Gottschalk <[*****]>, Kristy Marvin <[*****]>, Andre Keijsers <[*****]>, Berndt Hauptkorn <[*****]>, Adam Epstein <[*****]>

Subject: Resignation from Board of Directors of Perfect Moment Ltd.

Dear Max,

In light of recent developments and the apparent disagreements regarding the direction of the company, I have decided to step down from the Board, effective immediately.

As a consequence, please accept this email as my formal resignation as a director of Perfect Moment Ltd., including from all committees of the Board on which I serve, effective immediately as of June 11, 2026.

For clarity, this resignation applies to my position as a non-executive director of Perfect Moment Ltd. and to any related Board committee memberships, including the Compensation Committee and the Nominating and Corporate Governance Committee.

Please confirm receipt of this resignation and let me know if any further documentation or formalities are required from me.

Naturally, I wish you guys and the company only the best, I hope you can turn it around.

@ Kristy: Would you please also send written confirmation of receipt. I am obviously available for any required correspondence.

All my best,

Tim Nixdorff